Exhibit 99.1

NEWS RELEASE
    Contacts:
Investor: Patrick Fossenier 1+ 734-757-1557
News Media: Gary Frantz 1+ 734-757-1558

CON-WAY INC. REPORTS 2012 FOURTH-QUARTER AND FULL-YEAR
RESULTS
ANN ARBOR, Mich. -February 6, 2013-Con-way Inc. (NYSE:CNW) today reported 2012 fourth-quarter net income of $11.8 million, or 21 cents per diluted share. The results compare to fourth-quarter 2011 net income of $23.0 million, or 41 cents per diluted share.
On a non-GAAP basis, earnings per diluted share were 26 cents in the 2012 fourth quarter compared to 27 cents in last year's fourth quarter. The fourth quarter of 2012 was negatively impacted by certain tax items while the 2011 fourth quarter included a $10.0 million gain from the settlement of a dispute related to the 2007 acquisition of Chic Logistics. (See non-GAAP items in the attached reconciliation.)
Operating income in the fourth quarter was $37.8 million compared to $49.9 million earned in the fourth quarter a year ago, which included the Chic Logistics gain. Revenue for the fourth quarter was $1.36 billion, a 3.4 percent increase from last year's fourth quarter revenue of $1.32 billion.
Commenting on the quarter's results, Douglas W. Stotlar, Con-way's president and CEO, said, “Good cost controls and strong productivity during the quarter helped to mitigate the impact of a generally weak economic environment.”
Con-way Freight, the company's less-than-truckload unit, realized an increase in operating income compared to last year's fourth quarter. “While the unsettled economic conditions contributed to declining tonnage trends throughout the quarter, our LTL company increased yield and improved operational efficiency,” Stotlar said. “We remain on track with the key elements of our three-year plan, and we expect the investments that we have made will improve our operational performance and financial results, particularly over the second half of this year.”
Menlo Worldwide Logistics, the company's global logistics and supply chain management operation, posted higher revenues and net revenues. Operating income, which in the 2012 fourth quarter included an increase in reserves for international bad debt, came in below the 2011 period, which included the gain related to Chic Logistics. “As the quarter progressed, Menlo experienced lower volumes from some larger warehousing and transportation management customers as they experienced slowing business levels,” Stotlar said. “Going into 2013, volumes are beginning to rebound from some existing accounts and we are encouraged by the strength of Menlo's new business pipeline.”
Con-way Truckload's fourth quarter revenue was essentially flat with 2011 while operating income recorded a slight decline. “In the fourth quarter of 2011, Con-way Truckload experienced a surge in business that lasted late into the quarter, whereas fourth quarter 2012 volumes reflected weaker demand patterns,” Stotlar said. “Our truckload company benefited from consistent operational execution, low driver turnover and a rate environment that remained stable. With its focus on delivering premium service while effectively managing costs, Con-way Truckload is well positioned for further margin expansion in 2013,” he concluded.
Con-way's fourth-quarter effective tax rate was 50.2 percent, compared to 31.8 percent for the same period in 2011. The 2012 fourth-quarter tax provision included increased state and foreign income taxes, while discrete and other tax adjustments were included in the fourth quarter for both 2011 and 2012 (see the attached reconciliation). Additionally, the 2011 fourth quarter included the gain from the Chic Logistics settlement, for which there was a $1.1 million tax provision. Excluding these items, the fourth-quarter effective tax rate would have been 38.1 percent in 2012 compared to 37.0 percent in 2011.
FULL-YEAR 2012 RESULTS
For the full-year 2012, Con-way reported net income of $104.5 million, or $1.85 per diluted share, an increase from full-year 2011 net income of $88.4 million, or $1.58 per diluted share.
Full-year 2011 results included the $10.0 million gain from the purchase-price settlement related to Chic Logistics and $6.7 million of tax adjustments.
On a non-GAAP basis, full-year earnings per diluted share were $1.86 in 2012 compared to $1.54 in 2011 (see attached reconciliation).

Operating income of $228.8 million in 2012 increased 10.1 percent from the $207.9 million earned in 2011. Revenue for the full-year 2012 was $5.58 billion, a 5.5 percent increase from 2011.
The full-year effective tax rate was 38.8 percent in 2012, compared to 40.3 percent in 2011. Both years included tax adjustments (see the attached reconciliation). Excluding the effect of the Chic Logistics settlement and tax adjustments, the effective tax rate would have been 38.7 percent in 2012 and 37.5 percent in 2011. The lower 2011 tax rate benefited in part from a fuel-related tax credit which expired and was not available for 2012.
Segment results in the fourth quarter for Con-way's principal operations were as follows:
FREIGHT
For the fourth quarter of 2012, Con-way Freight reported:

•
Revenue of $824.7 million, a 3.6 percent increase over last year's fourth-quarter revenue of $796.2 million. The revenue growth, which was primarily attributable to improved yield and higher fuel surcharge revenue, was partially offset by lower tonnage levels.

•
Operating income of $21.5 million, a 9.9 percent increase over the $19.6 million earned in the year-ago period. The improvement in operating income was affected by an accelerated decline in daily tonnage at the close of the fourth quarter which exceeded normal seasonality.

•	Revenue per hundredweight, or yield, increased 5.1 percent from the previous-year fourth quarter. Excluding the fuel surcharge, yield rose 4.2 percent.

•	Tonnage per day declined 3.5 percent compared to the 2011 fourth quarter.

•	Operating ratio of 97.4 in the 2012 fourth quarter compared to 97.5 in the previous-year period.

LOGISTICS
For the fourth quarter of 2012, Menlo Worldwide Logistics reported:

•	Revenue of $431.2 million, an increase of 5.5 percent from the prior year fourth-quarter revenue of $408.9 million.

•
Net revenue of $161.8 million, a 2.7 percent increase from $157.6 million in the previous year fourth quarter. Net revenue grew at a lower rate than gross revenue, primarily due to slower growth in warehousing volumes at current accounts, and tighter margins on new business.

•
Operating income of $8.6 million, compared to last year's fourth quarter operating income of $21.3 million. The 2012 fourth quarter included a $2.3 million increase in reserves for international bad debt, while the 2011 period included a $10.0 million gain from the settlement of the dispute related to the Chic Logistics acquisition.

TRUCKLOAD
For the fourth quarter of 2012, Con-way Truckload reported:

•	Revenue of $155.2 million, compared to last year's fourth-quarter revenue of $155.6 million. Revenue per loaded mile, excluding fuel surcharge, was up 2.3 percent from the fourth quarter of 2011.

•	Operating income of $8.5 million, compared to $9.5 million in the previous-year period. Fourth-quarter 2012 operating income results included $2.2 million in additional costs for vehicular claims.

•	Loaded miles declined 3.7 percent compared to last year's fourth quarter.

•	Empty miles were 9.9 percent, compared to 9.6 percent in the previous-year fourth quarter.

•	Operating ratio exclusive of fuel surcharges of 92.9, compared to 92.1 in the fourth quarter of 2011.
CON-WAY OTHER
The Con-way Other segment includes the company's Road Systems, Inc. trailer manufacturing unit as well as other corporate activities. These activities produced operating losses of $0.8 million in the fourth quarter of 2012 and $0.5 million in the fourth quarter of 2011.

INVESTOR CONFERENCE CALL
Con-way will host a conference call for the investment community tomorrow, Thursday, February 7, beginning at 8:30 a.m. Eastern Time.
The call can be accessed by dialing (866) 264-3634 or (706) 643-3632 (for international callers) and is expected to last approximately one hour.  The call will also be available through a live internet webcast at www.con-way.com, in the investors section.
An audio replay will be available for two weeks following the call by dialing (855) 859-2056 or (404) 537-3406 (for international callers) and using access code 83474931. An Internet replay and podcast of the presentation will also be available at the Con-way site.
About Con-way Inc. -- Con-way Inc. (NYSE:CNW) is a $5.6 billion freight transportation and logistics services company headquartered in Ann Arbor, Mich. Con-way delivers industry-leading services through its primary operating companies of Con-way Freight, Con-way Truckload and Menlo Worldwide Logistics. These operating units provide high-performance, day-definite less-than-truckload (LTL), full truckload and multimodal freight transportation, as well as logistics, warehousing and supply chain management services. Con-way also operates Road Systems Inc., a trailer refurbishing and manufacturing company which supplies trailing equipment to the company's trucking fleets. Con-way Inc. and its subsidiaries operate from more than 500 locations across North America and in 20 countries. For more information about Con-way, visit www.con-way.com.
FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including: any projections of earnings, revenues, weight, yield, volumes, income or other financial or operating items, all statements of the plans, strategies, expectations or objectives of Con-way's management for future operations or other future items, any statements concerning proposed new products or services, any statements regarding Con-way's estimated future contributions to pension plans, any statements as to the adequacy of reserves, any statements regarding the outcome of any legal and other claims and proceedings that may be brought against Con-way, any statements regarding future economic conditions or performance, any statements regarding strategic acquisitions, any statements of estimates or belief, and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements include: changes in general business and economic conditions, increasing competition and pricing pressure, the creditworthiness of Con-way's customers and their ability to pay for services rendered, changes in fuel prices or fuel surcharges, the possibility that Con-way may, from time to time, be required to record impairment charges for goodwill, intangible assets and other long-lived assets, the possibility of defaults under Con-way's revolving credit agreement and other debt instruments (including without limitation defaults resulting from unusual charges), uncertainty in the credit markets, including the effect on Con-way's ability to refinance indebtedness as and when it becomes due, labor matters, enforcement of and changes in governmental regulations or legislation which potentially could result in an adverse impact on the company, environmental and tax matters, and matters relating to Con-way's defined benefit pension plans, including the effect on the plans of changes in discount rates and in the value of plan assets. The factors included herein and in Item 1A of Con-way's 2011 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows, or results of operations. Any forward-looking statements speak as of the date of February 6, 2013, and are subject to change. Con-way does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Con-way Inc.
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Revenues
Freight	$824,749	$796,237	$3,392,596	$3,247,107
Logistics [a]	431,235	408,865	1,726,200	1,589,994
Truckload	155,219	155,643	635,556	615,014
Other	13,508	10,231	57,664	46,685
Inter-segment Revenue Eliminations	(60,834)	(52,278)	(231,769)	(208,847)
	$1,363,877	$1,318,698	$5,580,247	$5,289,953
Operating Income (Loss)
Freight [b]	$21,497	$19,559	$143,869	$119,779
Logistics [c]	8,644	21,327	44,616	54,747
Truckload	8,479	9,540	44,921	34,813
Other	(825)	(484)	(4,565)	(1,411)
	37,795	49,942	228,841	207,928

Other Expense, net	14,118	16,281	57,887	59,856
Income before Income Tax Provision	23,677	33,661	170,954	148,072
Income Tax Provision	11,881	10,690	66,408	59,629
Net Income	$11,796	$22,971	$104,546	$88,443

Weighted-Average Common Shares Outstanding
Basic	55,928,818	55,557,816	55,837,574	55,388,297
Diluted	56,501,354	56,168,761	56,485,987	56,101,903

Earnings per Common Share
Basic	$0.21	$0.41	$1.87	$1.60
Diluted	$0.21	$0.41	$1.85	$1.58

[a] Logistics' net revenue
Revenue	$431,235	$408,865	$1,726,200	$1,589,994
Purchased transportation expense	(269,411)	(251,246)	(1,087,056)	(988,405)
Net revenue	$161,824	$157,619	$639,144	$601,589

[b] Includes $3.9 million of current-year second-quarter gains from the sale of excess properties.
[c] Includes a $10.0 million prior-year fourth-quarter gain resulting from a purchase-price adjustment to settle a dispute associated with the 2007 acquisition of Chic Logistics.

Con-way Inc.
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(Unaudited)
(Dollars in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net Income	$11,796	$22,971	$104,546	$88,443

Before-Tax Reconciling Items
Gain from purchase-price adjustment (Chic Logistics acquisition)	—	10,000	—	10,000
	—	10,000	—	10,000
Tax-Related Reconciling Items
Tax effect of items above	—	(1,149)	—	(1,149)
Discrete and other tax adjustments	(2,865)	(783)	(249)	(6,703)
	(2,865)	(1,932)	(249)	(7,852)
Adjusted Non-GAAP Financial Measures:
Net Income	$14,661	$14,903	$104,795	$86,295

Earnings per Diluted Common Share	$0.26	$0.27	$1.86	$1.54

Diluted Shares Outstanding	56,501,354	56,168,761	56,485,987	56,101,903

Information About Non-GAAP Financial Measures:
Con-way provides adjusted net income and earnings per share as additional information to investors. These measures are not in accordance with generally accepted accounting principles in the United States ("GAAP"). Con-way's non-GAAP financial measures are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Con-way believes that the non-GAAP financial measures provide meaningful information to assist investors and analysts in understanding Con-way's financial results because they exclude items that may not be indicative or are unrelated to Con-way's core operating results. However, because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures across companies. Investors are strongly encouraged to review Con-way's financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Con-way Inc.
Consolidated Condensed Balance Sheets
(Dollars in thousands)

	December 31,	December 31,
	2012	2011
	(Unaudited)

ASSETS
Current assets	$1,151,374	$1,190,390
Property, plant and equipment, net	1,586,601	1,496,033
Other assets	403,489	413,593
Total Assets	$3,141,464	$3,100,016

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$707,692	$723,470
Long-term debt and capital leases	749,371	770,238
Other long-term liabilities and deferred credits	846,016	847,054
Shareholders' equity	838,385	759,254
Total Liabilities and Shareholders' Equity	$3,141,464	$3,100,016